UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2012 (March 16, 2012)

Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Burton Hills Boulevard, Nashville, Tennessee		37215
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code) (615) 263-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On March 16, 2012, after consideration of presentations and recommendations of management and an independent compensation consultant, and such other matters and information as deemed appropriate, the Compensation Committee (the “Committee”) of the Board of Directors of Corrections Corporation of America (the “Company”) approved resolutions with respect to the following actions:

2012 Cash Incentive Plan. The Company’s 2012 Cash Incentive Plan (the “Plan”) is intended to provide incentives to members of management, including the Company’s named executive officers, in the form of cash incentive compensation payments for achieving certain performance goals established by the Committee. The performance awards will be based upon the Company’s achievement of earnings per share (“EPS”) goals for the fiscal year ending December 31, 2012 that were established by the Committee as part of the Plan. Actual awards can range from zero to a maximum of 200% of such participant’s base salary. The Committee will administer and make all determinations under the Plan. Adjustments to the EPS figures used for cash compensation purposes may be made for specified limited non-operating events outside the ordinary course.

Restricted Stock Units and Stock Option Awards to Certain Executive Officers. For 2012, restricted stock units and non-qualified options for the purchase of the Company’s common stock were granted to the Company’s named executive officers, pursuant to the Company’s Amended and Restated 2008 Stock Incentive Plan (the “2008 Plan”), as follows:

Name	Title	Number of Restricted Stock Units	Shares Subject to Option Grant
Damon T. Hininger	President and Chief Executive Officer	33,616	118,490
Todd J Mullenger	Executive Vice President and Chief Financial Officer	16,184	57,047
Anthony L. Grande	Executive Vice President and Chief Development Officer	16,184	57,047
Brian D. Collins	Executive Vice President and Chief Human Resources Officer	13,328	46,980

The restricted stock units are subject to vesting over a three year period based upon satisfaction of certain performance criteria for the fiscal years ending December 31, 2012, 2013 and 2014 as established by the Committee. No more than one third of such shares may vest in the first performance period; however, the performance criteria are cumulative for the three year period. Notwithstanding the foregoing, the restricted stock units will become fully vested upon the occurrence of death, Disability, or a Change in Control of the Company (each such condition as defined in the award agreement). The restricted stock unit awards are subject to the terms of the 2008 Plan and individual award agreements. The stock options shall vest in equal one third increments as of the first, second and third anniversary dates of the grant date, subject to acceleration as contemplated by the 2008 Plan. The stock options are subject to the terms of the 2008 Plan and individual award agreements. The exercise price per share of the shares subject to the option grants is $26.26, the reported closing price on the NYSE Composite Tape on March 16, 2012.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2012, the Committee also approved a new form of restricted stock unit award agreement (the “Executive RSU Agreement”) to be utilized with respect to restricted stock unit awards to its executive officers under the 2008 Plan. The Executive RSU Agreement is substantially similar to the form of restricted stock unit award agreement previously utilized by the Company, except that it includes provisions clarifying the treatment of dividends with respect to such awards and certain other administrative changes. The Committee also approved new forms of award agreements to be utilized with respect to restricted stock units granted to the Company’s non-employee directors, including a form of restricted stock unit award agreement for non-employee directors electing to defer receipt of shares (the “Director RSU Agreement—Deferral”) and a form of restricted stock unit award agreement for non-employee directors not electing to defer receipt of shares (the “Director RSU Agreement – Nondeferral”). These award agreements contain substantially the same provisions as the Executive RSU Agreement, except that the restricted stock units awarded under these agreements vest according to time based criteria over a 12-15 month period and, with respect to the Director RSU Agreement – Nondeferral, that such form of agreement does not provide for the election to defer receipt of the shares underlying the restricted stock unit award.

The foregoing description does not purport to be a complete description of the parties’ rights and obligations under the above-referenced Executive RSU Agreement, the Director RSU Agreement – Deferral, the Director RSU Agreement – Nondeferral and the RSU Award Election Form. The above description is qualified in its entirety by reference to the Executive RSU Agreement, the Director RSU Agreement – Deferral and the Director RSU Agreement – Nondeferral, which are incorporated herein by reference as Exhibits 10.1, 10.2, and 10.3 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

  (d) Exhibits.

10.1	Form of Executive Restricted Stock Unit Award Agreement for the Company’s Amended and Restated 2008 Stock Incentive Plan.

10.2	Form of Non-Employee Directors Restricted Stock Unit Award Agreement with deferral provisions for the Company’s Amended and Restated 2008 Stock Incentive Plan.

10.3	Form of Non-Employee Directors Restricted Stock Unit Award Agreement for the Company’s Amended and Restated 2008 Stock Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 21, 2012	CORRECTIONS CORPORATION OF AMERICA

	By:	/s/ Todd J Mullenger
Todd J Mullenger
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Exhibit

10.1	Form of Executive Restricted Stock Unit Award Agreement for the Company’s Amended and Restated 2008 Stock Incentive Plan.

10.2	Form of Non-Employee Directors Restricted Stock Unit Award Agreement with deferral provisions for the Company’s Amended and Restated 2008 Stock Incentive Plan.

10.3	Form of Non-Employee Directors Restricted Stock Unit Award Agreement for the Company’s Amended and Restated 2008 Stock Incentive Plan.